Exhibit 15.2
12 York Gate Regent’s Park London NW1 4QS United Kingdom	Telephone +44 (0)20 7486 0111 Fax +44 (0)20 7935 6852	Email email@blickrothenberg.com Web www.blickrothenberg.com

Kost Forer and Gabbay

Certified Public Accountants

3 Aminadav St.

Tel-Aviv 61575

Dear Sirs

Aladdin Europe Limited ("the Company")

In connection with our examination of the financial statements of the Company for the year ended

December 31 2006, we wish to advise you:

1.

We are aware that the financial statements of the Company which we have examined will be included in the consolidated financial statements of Aladdin Knowledge Systems Limited and our reports with respect to the financial statements of the Company will be relied upon by you.

2.

We hereby consent to the inclusion of our report relating to our examination of the financial statements of the Company covering the balance sheets as at December 31, 2005 and 2006 and statements of income, cash flows and changes in shareholders' equity for each of the three years in the period ended December 31, 2006, in the annual report of Aladdin Knowledge Systems Limited on Form 20F, which is to be filed with the U.S. Securities and Exchange Commission (U.S. SEC).

3.	We are independent with respect to all entities in the Aladdin group, under the rules of the American Institute of Certified Public Accountants and the U.S. SEC.

4.	We are familiar with generally accepted accounting principles in the United States and the financial statements of the above Company have been prepared in accordance with such principles.

5.

We are familiar with generally accepted auditing standards promulgated by the American Institute of Certified Public Accountants (PCAOB GAAS), and our examination with respect to the financial statements of the Company was conducted with PCAOB GAAS.

6.

We are familiar with Regulation S-X and other published accounting rules and regulations of the U.S. SEC and the financial statements of the Company are prepared in accordance with, and contain the necessary disclosures required by, such rules and regulations.

7.	We are in compliance with the provisions of Regulation S-X Rule 2-01.

8.

We are familiar with the provisions of the Foreign Corrupt Practices Act and will report to you in writing any matter, which we encountered during the course of our examination, which we believe should be brought to the attention of Aladdin Knowledge Systems Limited's senior management.

9.

We have, as part of our examination of the Company, incorporated procedures relating to transactions between related parties and the financial statements disclose all material transactions between related parties as per SAS 45 and FAS No. 57 and S-X Art. 4 Rule 4.08(1).

Yours faithfully
BLICK ROTHENBERG
Chartered Accountants
Registered Auditors

July 2, 2007

Bob Rothenberg MBE Angela Beech* Steven Bruck Martin Donn* Charles Gibbon Rajiv Gunesh	Anne Healy-McAdam* Darren Jordan Martin Korn Colin Lehmann Simon Mayston John Newman	Alan Pearce* David Rothenberg Andrew Sanford Mike Scoltock Nilesh Shah Tim Shaw	Chris Shepherd Simon Wagman *Non Chartered Accountant

Blick Rothenberg is authorised and regulated by the Financial Services Authority to carry on Investment business